Exhibit 99.1

Cobalt International Energy, Inc. Announces Results for Year-End 2009

HOUSTON, Mar 30, 2010 (BUSINESS WIRE) —Cobalt International Energy, Inc. (“Cobalt”) (NYSE: CIE) today announced a net loss of ($81.3) million, or ($0.33) per pro forma basic and diluted share for the twelve months ended December 31, 2009, compared with a net loss of ($71.6) million for the same period in 2008.  There were no common shares outstanding during 2008.

Operating costs and expenses increased due to an impairment charge to dry hole expense for portions of the Ligurian and Criollo wells drilled in 2009 and due to a small increase in G&A expense.  This was offset by decreased seismic and exploration costs attributable to a reimbursement of such costs as a result of a partnership entered into during 2009.

Joseph H. Bryant, Cobalt’s Chairman and Chief Executive Officer, said “We couldn’t be more pleased with the result of our IPO at the end of 2009.  We have a portfolio that is difficult to replicate and are well-positioned to unlock the potential of and de-risk its prospects on an accelerated basis.  This, we believe, will create significant shareholder value from 2009 and beyond.”

A conference call for investors will be at 10 a.m. Central Time (11 a.m. Eastern Time) today to discuss Cobalt’s year-end. Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer and Rodney L. Gray, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 407-0784, or for international callers, (201) 689-8560. Charts that will be referenced during the call can be found on Cobalt’s website at http://ir.cobaltintl.com/phoenix.zhtml?c=231838&p=irol-presentations.  A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853, or for international callers, (201) 612-7415. The passcode for the replay is 346935. The replay will be available until April 13, 2010.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Cobalt’s website at http://ir.cobaltintl.com/phoenix.zhtml?c=231838&p=irol-presentations in the Investors-Presentations and Publications section. A replay of the conference call will also be available for approximately 30 days following the call.

About Cobalt

Cobalt is an independent oil and gas exploration and production company focusing on the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

SOURCE: Cobalt International Energy, Inc.

Cobalt International Energy, Inc.
Investor Relations
John Wilkirson
Vice President, Strategic Planning and Investor Relations
+1 (713) 452-2322
or
Media Relations
Rich Smith
Vice President
+1 (713) 579-9141

Consolidated Statement of Operations Information:

	Year Ended December 31,
	2009	2008
	($ in thousands)
Oil and gas revenue	$—	$—
Operating costs and expenses
Seismic and exploration	30,666	41,274
Dry hole expense and impairment	14,486	—
General and administrative	35,996	31,271
Depreciation and amortization	622	683
Total operating costs and expenses	81,770	73,228
Operating income (loss)	(81,770)	(73,228)
Other income
Interest income	513	1,632
Total other income	513	1,632
Net income (loss) before income taxes	$(81,257)	$(71,596)
Income tax expense (benefit)	—	—
Net income (loss)	$(81,257)	$(71,596)

Pro forma net income (loss) (unaudited)
Net income (loss) as reported	$(81,257)
Pro forma income tax expense for the entire year	—
Pro forma management fees	2,872
Pro forma net income (loss) allocable to common shareholders	$(78,385)

Pro forma basic and diluted income (loss) per share(1)	$(0.33)

Pro forma weighted average common shares outstanding used in pro forma basic and diluted net income (loss) per common share(2)	236,751,219

(1)          Pro forma basic income (loss) per share was calculated by dividing pro forma net income or loss applicable to common shares by the pro-forma weighted average number of common shares outstanding during the year ended December 31, 2009.  Pro forma net income or loss applicable to common shares gives effect to (1) an adjustment for income taxes as if the Company was subject to taxation for the entire year and (2) an adjustment to remove management fees paid to the sponsors that terminated at the time of the IPO.

(2)          The pro forma weighted average shares outstanding used in the computation of pro forma basic and diluted earnings (loss) per share has been computed taking into account (1) the conversion ratio at the time of the IPO on December 15, 2009 of all partnerships units into shares of common stock as if the conversion occurred as of the beginning of the year and (2) the 66,125,000 shares issued by the Company in the IPO, which included 3,125,000 shares sold by the Company in a concurrent private offering pursuant to Regulation S.

Consolidated Balance Sheet Information:

	As of December 31,
	2009	2008
	($ in thousands)
Cash and cash equivalents	$1,093,100	$5,103
Total current assets	1,154,487	23,876
Total property, plant and equipment	471,612	760,728
Long-term restricted cash	186,006	—
Total assets	1,812,105	784,604
Total current liabilities	70,523	44,133
Total partners’ capital/stockholders’ equity (340,517,583 shares issued and outstanding at December 31, 2009)	1,741,582	740,471
Total liabilities and partners’ capital/stockholders’ equity	1,812,105	784,604

Consolidated Statement of Cash Flows Information:

	Year Ended December 31,
	2009	2008
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(71,667)	$(82,164)
Investing activities	83,943	(575,771)
Financing activities	1,075,721	567,092